EXHIBIT 4.1

EIGHTH SUPPLEMENTAL INDENTURE
EIGHTH SUPPLEMENTAL INDENTURE, dated as of January 25, 2019, between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (the “Company”), having its principal offices at 650 East Swedesford Road, Suite 400, Wayne, PA 19087, and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”), having its Corporate Trust Office at Two Liberty Place, 50 S. 16th Street, Suite 2000, Mail Station: Ex-PA-WBSP, Philadelphia, PA 19102.

RECITALS

WHEREAS, the Company executed and delivered its Base Indenture (the “Base Indenture”), dated as of September 22, 2010, to the Trustee to issue from time to time for its lawful purposes debt securities evidencing its unsecured indebtedness.

WHEREAS, the Company executed and delivered the Seventh Supplemental Indenture, dated as of April 27, 2017, to the Trustee to amend certain provisions of the Base Indenture; provided that such amendments are applicable only to debt securities issued after the date of the Seventh Supplemental Indenture.

WHEREAS, the Base Indenture provides that by means of a supplemental indenture, the Company may create one or more series of its debt securities and establish the form and terms and conditions thereof.

WHEREAS, the Company intends by this Eighth Supplemental Indenture to (i) create a series of debt securities to be issued from time to time in an unlimited principal amount entitled “Liberty Property Limited Partnership 4.375% Senior Notes due 2029” (the “Notes”); and (ii) establish the form and the terms and conditions of such Notes.

WHEREAS, the Board of Trustees of Liberty Property Trust (the “Trust”), the general partner of the Company, has approved the creation of the Notes and the form, terms and conditions thereof.

WHEREAS, the consent of Holders to the execution and delivery of this Eighth Supplemental Indenture is not required, and all other actions required to be taken under the Base Indenture with respect to this Eighth Supplemental Indenture have been taken.

NOW, THEREFORE IT IS AGREED:
ARTICLE ONE

Definitions, Creation, Form and Terms and Conditions of the Debt Securities

SECTION 1.01 Definitions. (a) Capitalized terms used in this Eighth Supplemental Indenture and not otherwise defined shall have the meanings ascribed to them in the Base Indenture. In addition, the following additional terms shall have the following meanings to be equally applicable to both the singular and the plural forms of the terms defined:

“Closing Date” means January 25, 2019.

“Global Note” means a single fully-registered global note in book entry form, without coupons, substantially in the form of Exhibit A attached hereto.

“Indenture” means the Base Indenture as supplemented by the Seventh Supplemental Indenture and this Eighth Supplemental Indenture.
“Intercompany Debt” means Debt to which the only parties are the Trust, any of its subsidiaries, the Company and any Subsidiary, or Debt owed to the Trust arising from routine cash management practices, but only so long as such Debt is held solely by any of the Trust, any of its subsidiaries, the Company and any Subsidiary.

“Par Call Date” means November 1, 2028.

(b) The following terms, which are defined in the Base Indenture, are amended and restated in their entirety as follows:
“Annual Service Charge” as of any date means the aggregate amount of any interest (other than amortization of deferred financing costs) expenses for the four consecutive fiscal quarters most recently ended prior to such date, as determined in accordance with GAAP.

“Consolidated Income Available for Debt Service” as of any date means Consolidated Net Income of the Company and its Subsidiaries plus amounts that have been deducted for and minus amounts which have been added for: (i) interest on Debt of the Company and its Subsidiaries; (ii) provision for taxes of the Company and its Subsidiaries based on income; (iii) amortization of debt discount, premium and deferred financing costs; (iv) provisions for unrealized gains and losses, depreciation and amortization, and the effect of other noncash items; (v) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income; (vi) amortization of deferred charges; (vii) charges for early extinguishment of debt; and (viii) any fees, costs or expenses (or amortization thereof) in connection with any debt financing or amendments thereto, any acquisition, merger, recapitalization or similar transaction (in each case whether or not completed), for the four consecutive fiscal quarters most recently ended, all as determined in accordance with GAAP, and without taking into account any provision for gains and losses on sales or other dispositions of properties.

“Redemption Price” has the meaning specified in Section 1.04(a) hereof.

“Reinvestment Rate” means the yield on Treasury securities at a constant maturity corresponding to the remaining life (as of the date of redemption, and rounded to the nearest month) to the Par Call Date (the “Treasury Yield”). For purposes hereof, the Treasury Yield shall be equal to the arithmetic mean of the yields published in the Statistical Release under the heading “Week Ending” for “U.S. Government Securities - Treasury Constant Maturities” with a maturity equal to such remaining life (assuming the notes matured on the Par Call Date); provided, that if no published maturity exactly corresponds to such remaining life (assuming the notes matured on the Par Call Date), then the Treasury Yield shall be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the redemption amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Company.

“Statistical Release” means the statistical release designated “H.15” or any successor publication which is published weekly by the Federal Reserve System (or companion online data resource published by the Federal Reserve System) and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

(c) With respect to the securities of all series created on or after the date of this Eighth Supplemental Indenture, the term “Unencumbered Total Asset Value”, which is defined in the Base Indenture, shall have the following meaning:

“Unencumbered Total Asset Value” as of any date means the sum of: (i) the value of those Undepreciated Real Estate Assets not subject to an encumbrance; and (ii) the value of all other assets of the Company and its Subsidiaries on a consolidated basis not subject to an encumbrance, as determined in accordance with GAAP (but excluding accounts receivable and intangibles); provided, however, that all investments by the Company and its Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Unencumbered Total Asset Value to the extent that such investments would have otherwise been included.

(d) The term “Make-Whole Amount”, which is defined in the Base Indenture, shall not apply to the Notes.

SECTION 1.02 Creation of the Debt Securities. In accordance with Section 301 of the Base Indenture, the Company hereby creates the Notes as a separate series of its debt securities issued pursuant to the Indenture. The Notes shall be issued in an aggregate principal amount initially limited to $350,000,000.

The Company may issue, in addition to the Notes originally issued on the Closing Date, additional Notes. The Notes originally issued on the Closing Date and any additional Notes originally issued subsequent to the Closing Date shall be a single series for all purposes under the Indenture.

SECTION 1.03 Form of the Debt Securities. The Notes will be represented by one or more fully-registered global notes in book-entry form, without coupons, registered in the name of the nominee of DTC. The Notes shall be in the form of Exhibit A attached hereto and the terms set forth in such form shall be incorporated herein. So long as DTC, or its nominee, is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture. Ownership of beneficial interests in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to beneficial interests of participants) or by participants or persons that hold interests through participants (with respect to beneficial interests of beneficial owners).

SECTION 1.04 Terms and Conditions of the Debt Securities. The Notes shall be governed by all the terms and conditions of the Base Indenture, as supplemented by the Seventh Supplemental Indenture and this Eighth Supplemental Indenture, and in particular, the following provisions shall be the terms of the Notes:

(a) Optional Redemption. At any time prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or from time to time in part, at a redemption price (the “Redemption Price”) equal to the greater of (i) the principal amount of the Notes being redeemed, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if such notes matured on the Par Call Date but for the redemption thereof (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Reinvestment Rate plus 25 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the Redemption Date; provided, however, that if the Redemption Date falls after a Regular Record Date and on or prior to the corresponding Interest Payment Date, the Company will pay the full amount of accrued and unpaid interest and premium, if any, due on such Interest Payment Date to the Holder of record at the close of business on the corresponding Regular Record Date. Notwithstanding the foregoing, if the Notes are redeemed on or after the Par Call Date, the Redemption Price will be equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the applicable Redemption Date.

If notice of redemption has been given as provided in the Indenture and funds for the redemption of the Notes called for redemption shall have been made available on the Redemption Date referred to in such notice, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of such Notes from and after the Redemption Date will be to receive payment of the Redemption Price upon surrender of such Notes in accordance with such notice.

Notice of any optional redemption of any Notes will be given to Holders at their addresses, as shown in the Security Register for the Notes, not more than 60 nor less than 15 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Date, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

If all or less than all of the Notes are to be redeemed at the option of the Company, the Company will notify the Trustee at least 45 days prior to giving notice of redemption (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Notes to be redeemed and their Redemption Date. In connection with any redemption prior to the Par Call Date, the Company shall give the Trustee notice of the related Redemption Price promptly after the calculation thereof and if the Company has requested that the Trustee give to the Holders the notice of redemption required by Section 1104 of the Base Indenture, such notice from the Company shall be given to the Trustee at such time as shall permit the Trustee to include notice of the Redemption Price in such notice of redemption. The Trustee shall have no responsibility for calculating the Redemption Price. The Trustee shall select, in such manner as it shall deem fair and appropriate, no less than 60 days prior to the date of redemption, the Notes to be redeemed in part.

Neither the Company nor the Trustee shall be required to: (i) issue, register the transfer of or exchange Notes during a period beginning at the opening of business 15 days before any selection of Notes to be redeemed and ending at the close of business on the day of mailing the relevant notice of redemption; or (ii) register the transfer of or exchange any Note, or portion thereof, called for redemption, except the unredeemed portion of any Note being redeemed in part.

(b) Maturity; Payment of Principal and Interest. The principal amount of the Notes shall be payable on February 1, 2029, subject to the provisions of the Indenture and the Notes. Interest will accrue from January 25, 2019. The Notes will bear interest at 4.375% per annum, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2019. Principal and interest payments on interests represented by a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner of such Global Note. All payments of principal and interest in respect of the Global Note will be made by the Company in immediately available funds. The principal of the Notes payable on the Maturity Date or upon redemption will be paid against presentation and surrender of the Notes at the corporate trust office of the Trustee at 60

Livingston Avenue, 1st Floor, Bond Drop Window, St. Paul, MN, 55107, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public or private debt.
(c) Applicability of Defeasance or Covenant Defeasance. The provisions of Article 14 of the Base Indenture shall apply to the Notes.

ARTICLE TWO
Additional Covenants

SECTION 2.01 Additional Covenants. The Notes shall be governed by all the covenants contained in the Base Indenture, as supplemented by the Seventh Supplemental Indenture and this Eighth Supplemental Indenture. In addition, this Eighth Supplemental Indenture amends and restates Section 1004 of the Base Indenture to read as follows:

“SECTION 1004. Limitations on Incurrence of Debt.

(a) The Company will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, that is subordinate in right of payment to the Notes, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of: (i) the Company’s Adjusted Total Assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt; and (ii) the increase in Adjusted Total Assets since the end of such quarter (including any increase resulting from the incurrence of additional Debt).

(b) The Company will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge on the date on which such additional Debt is to be incurred, on a pro forma basis, after giving effect to the incurrence of such Debt and to the application of the proceeds thereof would have been less than 1.5 to 1.

(c) The Company will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the properties of the Company or any Subsidiary (“Secured Debt”), whether owned at the date hereof or hereafter acquired, if, immediately after giving effect to the incurrence of such Secured Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Secured Debt of the Company and its Subsidiaries on a consolidated basis is greater than 40% of the sum of: (i) the Company’s Adjusted Total Assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt; and (ii) the increase in Adjusted Total Assets since the end of such quarter (including any increase resulting from the incurrence of additional Debt).

(d) The Company will at all times maintain an Unencumbered Total Asset Value in an amount not less than 150% of the aggregate principal amount of all outstanding unsecured Debt of the Company and its Subsidiaries on a consolidated basis.

For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be “incurred” by the Company or a Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

ARTICLE THREE
Trustee

SECTION 3.01 Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Eighth Supplemental Indenture or the due execution thereof by the Company. The recitals of fact contained herein shall be taken as the statements solely of the Company, and the Trustee assumes no responsibility for the correctness thereof.

ARTICLE FOUR
Miscellaneous Provisions

SECTION 4.01 Ratification of Original Indenture. This Eighth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture, and as supplemented and modified hereby and by the Seventh Supplemental Indenture, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture, the Seventh

Supplemental Indenture and this Eighth Supplemental Indenture shall be read, taken and construed as one and the same instrument.
SECTION 4.02 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 4.03 Successors and Assigns. All covenants and agreements in this Eighth Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 4.04 Separability Clause. In case any one or more of the provisions contained in this Eighth Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 4.05 Governing Law. This Eighth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Eighth Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of this Eighth Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

SECTION 4.06 Counterparts. This Eighth Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the date first above written.

LIBERTY PROPERTY LIMITED PARTNERSHIP

By:	Liberty Property Trust,
as its sole General Partner

By:	/s/ Christopher J. Papa

Name: Christopher J. Papa
Title: Chief Financial Officer and Executive Vice President

Attest:
/s/ Herman C. Fala
Name: Herman C. Fala
Title: Secretary and General Counsel

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ George J. Rayzis

Name: George J. Rayzis
Title: Vice President

Attest:
/s/ Stacy L. Mitchell
Name: Stacy L. Mitchell
Title: Vice President

Exhibit A
[FACE OF NOTE]
THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
UNLESS AND UNTIL THIS CERTIFICATE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.
REGISTERED                                             REGISTERED
NO.                                              PRINCIPAL AMOUNT
CUSIP NO. 53117C AT9                                       $[ ]
ISIN NO. US53117CAT99

LIBERTY PROPERTY LIMITED PARTNERSHIP
4.375% Senior Note due 2029
January 25, 2019
Liberty Property Limited Partnership, a Pennsylvania limited partnership (the “Issuer,” which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or its registered assigns, the principal sum of [ ] ($[ ]) on February 1, 2029 (the “Maturity Date”), and to pay interest thereon from January 25, 2019 (or from the most recent interest payment date to which interest has been paid or duly provided for), semi-annually in arrears on February 1 and August 1 of each year (each, an “Interest Payment Date”), commencing on August 1, 2019, and on the Maturity Date, at the rate of 4.375% per annum, until payment of said principal sum has been made or duly provided for.
The interest so payable and punctually paid or duly provided for on any Interest Payment Date and on the Maturity Date will be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the “Record Date” for such payment, which will be the January 15 or July 15 (regardless of whether such day is a Business Day (as defined below)) preceding such Interest Payment Date or the Maturity Date, as the case may be. Any interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such record date, and shall be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a subsequent record date for the payment of such defaulted interest (which shall be not more than 15 days and not less than 10 days prior to the date of the payment of such defaulted interest) established by notice given by mail by or on behalf of the Issuer to the Holders of the Securities of this series not less than 10 days preceding such subsequent record date. Interest on this Note will be computed on the basis of a 360-day year of twelve 30-day months.
The principal of this Note payable on the Maturity Date or upon redemption will be paid against presentation and surrender of this Note at the corporate trust office of the Trustee at 60 Livingston Avenue, 1st Floor, Bond Drop Window, St. Paul, MN, 55107, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public or private debt.

Interest payable on this Note on any Interest Payment Date and on the Maturity Date, as the case may be, will be the amount of interest accrued from and including the immediately preceding Interest Payment Date (or from and including January 25, 2019, in the case of the initial Interest Payment Date) to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be. If any Interest Payment Date, Redemption Date or the Maturity Date falls on a day that is not a Business Day (as defined below), the required payment of interest or principal or both, as the case may be, will be made on the next Business Day with the same force and effect as if it were made on the date such payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date, Redemption Date or the Maturity Date, as the case may be. “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in Chicago or the City of New York are authorized or required by law, regulation or executive order to close.
Payments of principal and interest in respect of this Note will be made by wire transfer of immediately available funds in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.
Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.
This Note shall not be entitled to the benefits of the Indenture referred to on the reverse hereof or be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under such Indenture.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be signed manually or by facsimile by its authorized officers as of the date first set forth above.

LIBERTY PROPERTY LIMITED PARTNERSHIP,
as Issuer

By:	LIBERTY PROPERTY TRUST,
as its sole General Partner

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:______________________________
Authorized Signatory

[REVERSE OF NOTE]
LIBERTY PROPERTY LIMITED PARTNERSHIP
4.375% Senior Note due 2029
This Security is one of a duly authorized issue of debentures, notes, bonds, or other evidences of indebtedness of the Issuer (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an Indenture dated as of September 22, 2010 (herein called the “Indenture”), duly executed and delivered by the Issuer to U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of Securities of which this Note is a part), as amended by the Seventh Supplemental Indenture, dated as of April 27, 2017, to which Indenture and all indentures supplemental thereto relating to this security reference is hereby made for a description of the rights, limitations of rights, obligations, duties, and immunities thereunder of the Trustee, the Issuer, and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), and may otherwise vary as provided in the Indenture or any indenture supplemental thereto. This Security is one of a series designated as the 4.375% Notes due 2029 of the Issuer.
In case an Event of Default with respect to this Security shall have occurred and be continuing, the principal hereof and Make Whole Amount, if any, may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect, and subject to the conditions provided in the Indenture.
The Issuer may redeem this Security at any time at the option of the Issuer, in whole or from time to time in part, at a redemption price (the “Redemption Price”) equal to the greater of (i) the principal amount of this Security being redeemed, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on this Security to be redeemed that would be due if such Security matured on the Par Call Date (as defined below) but for the redemption thereof (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Reinvestment Rate plus 25 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the Redemption Date; provided, however, that if the Redemption Date falls after a Regular Record Date and on or prior to the corresponding Interest Payment Date, the Issuer will pay the full amount of accrued and unpaid interest and premium, if any, due on such Interest Payment Date to the Holder of record at the close of business on the corresponding Regular Record Date. Notwithstanding the foregoing, if this Security is redeemed on and after November 1, 2028 (the “Par Call Date”), the Redemption Price will be equal to 100% of the principal amount of the Security being redeemed plus accrued and unpaid interest thereon to, but excluding, the applicable Redemption Date. Notice of any optional redemption of any Securities of this series will be given to Holders thereof at their addresses, as shown in the Security Register for the Securities of this series, not more than 60 nor less than 15 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Date, the Redemption Price and the principal amount of the Securities of this series held by such Holder to be redeemed.
The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the Holders of not less than a majority of the aggregate principal amount of all Outstanding Securities affected, evidenced as provided in the Indenture, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Securities of each series; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Security so affected, (i) change the Stated Maturity of the principal of (or premium, if any, on) or any installment of interest on, any such Security, (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of the Notes, or adversely affect any right of repayment of the Holder of any Securities; (iii) change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on the Securities; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Securities on or after the stated maturity of any such Security; (v) reduce the above-stated percentage in principal amount of outstanding Securities, the consent of whose Holders is necessary to modify or amend the Indenture, for any waiver with respect to the Securities or to waive compliance with certain provisions of the Indenture or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions of the Indenture may not be modified or waived without the consent of the Holder of each Security. It is also provided in the Indenture that, with respect to certain defaults or Events of Default regarding the Securities of any series, the Holders of a majority in principal amount outstanding of the Securities of such series may on behalf of the Holders of all the Securities of such series waive any such past default or Event of Default and its consequences, or, subject to certain conditions, may rescind a declaration of acceleration and its consequences with respect to such Securities. Any such consent or waiver by the Holder of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Security and any Securities that may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this security or such other securities.
No reference herein to the Indenture and no provision of this security or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any interest on this Security in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.
This Security is issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Securities may be exchanged for a like aggregate principal amount of Securities of this series of other authorized denominations at the office or agency of the Issuer in The Borough of Manhattan, The City of New York, in the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge except for any tax or other governmental charge imposed in connection therewith.
Upon due presentment for registration of transfer of Securities at the office or agency of the Issuer in The Borough of Manhattan, The City of New York, one or more new Securities of the same series of authorized denominations in an equal aggregate principal amount will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.
Prior to due presentment of this Security for registration of transfer, the Issuer, the Trustee or any agent of the Issuer or the Trustee may deem and treat the Person in whose name this Security is registered as the owner of this Security (whether or not this security shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof and subject to the provisions on the face hereof, interest hereon, and for all other purposes, and neither the Issuer nor the Trustee nor any authorized agent of the Issuer or the Trustee shall be affected by any notice to the contrary.
The Indenture and each Security shall be governed by and construed in accordance with the laws of the State of New York.
Capitalized terms used herein which are not otherwise defined shall have the respective meanings assigned to them in the Indenture and all indentures supplemental thereto relating to this Security.